Exhibit 10.2

MAXAR TECHNOLOGIES INC.

2019 INCENTIVE AWARD PLAN

FORM OF RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Maxar Technologies Inc., a Delaware corporation, (the “Company”), pursuant to its 2019 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”).  Each vested Restricted Stock Unit represents the right to receive, in accordance with the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), one share of Common Stock (“Share”).  This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[__________________________]
Grant Date:	[__________________________]
Total Number of RSUs:	[_____________]
Vesting Commencement Date:	[_____________]
Vesting Schedule:

Subject to the Participant’s continued service with the Company or a Subsidiary through each applicable vesting date, 33% of the RSUs shall vest on the first and second anniversaries of the Vesting Commencement Date set forth above and 34% of the RSUs shall vest on the third anniversary of the Vesting Commencement Date.

Termination:

As set forth in Section 2.5 of the Agreement and subject to the terms of the Plan, if the Participant experiences a Termination of Service, all RSUs that have not become vested on or prior to the date of such Termination of Service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

On December 15, 2022, the Company entered into an Agreement and Plan of Merger with Galileo Parent, Inc., a Delaware corporation, Galileo Bidco, Inc., a Delaware corporation, and Galileo Topco, Inc., a Delaware corporation (such Agreement and Plan of Merger, as it may be amended from time to time, the “Merger Agreement”).  Notwithstanding anything else to the contrary in the Plan, the Agreement or this Grant Notice, subject to and in connection with the closing of the Merger (as such term is defined in the Merger Agreement) this award and the RSUs subject to this award shall be treated as provided for in Section 1.6(c) of the Merger Agreement, as summarized below.

Pursuant to Section 1.6(c) of the Merger Agreement, upon the closing of the Merger, the above vesting schedule shall no longer be of force or effect and 33% of the outstanding RSUs (the “Vesting Portion”) shall be cancelled and exchanged for an amount in cash equal to the product obtained by multiplying the number of RSUs represented by the Vesting Portion by $53.00 (subject to adjustment pursuant to the terms of the Merger Agreement), payable within ten days following the closing of the Merger.  The remaining outstanding RSUs (the “Rollover Portion”), shall be cancelled in exchange for the right of the Participant to receive an amount in cash, equal to the product obtained by multiplying the number of RSUs represented by the Rollover Portion by $53.00 (subject to adjustment pursuant to the terms of the Merger Agreement), in two substantially equal installments on each of January 1, 2024, and January 1, 2025, subject to the Participant’s continued employment through such date. In the event a Participant experiences a Qualifying Termination (as defined below), any unpaid amount corresponding to the Rollover Portion shall be paid to the Participation within thirty days of the Participant’s termination.

Certain Defined Terms

“Cause” means, (a) for an individual covered by an individual employment agreement that includes a definition of Cause, Cause, as defined in such employment agreement, (b) for an individual covered by the Company Change in Control Severance Plan, Cause, as defined in such plan, and (c) for all other employees of the Company and its Subsidiaries, Cause as defined in the U.S. Employee Severance Plan.

“Disability” means the absence of the employee from the employee’s duties with the Company and its Subsidiaries on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent.

“Good Reason” means, (a) for an individual covered by an individual employment agreement that includes a definition of Good Reason, Good Reason, as defined in such employment agreement, (b) for an individual covered by the Company Change in Control Severance Plan, Good Reason, as defined in such plan and (c) for all other employees of the Company and its subsidiaries, Good Reason as defined in the U.S. Employee Severance Plan.

“Qualifying Termination” means a termination by the Company without Cause, by the individual for Good Reason or due to death or Disability.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.  In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6(b) of the Agreement by (i) withholding shares of Common Stock otherwise issuable to the Participant upon vesting of the RSUs, (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6(b) of the Agreement or the Plan.

MAXAR TECHNOLOGIES INC.:	PARTICIPANT:

PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Maxar Technologies Inc., a Delaware corporation (the “Company”), has granted to the Participant the number of restricted stock units (“Restricted Stock Units” or “RSUs”) set forth in the Grant Notice under the Company’s 2019 Incentive Award Plan, as amended from time to time (the “Plan”).  Each Restricted Stock Unit represents the right to receive one share of Common Stock (a “Share”) upon vesting.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

ARTICLE I.

GENERAL

1.1Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF RESTRICTED STOCK UNITS

2.1Grant of RSUs.  Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of RSUs under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or any Subsidiaries and for other good and valuable consideration.

2.2Unsecured Obligation to RSUs.  Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Common Stock under any such RSUs.  Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3Vesting Schedule.  Subject to Section 2.5 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

2.4Consideration to the Company.  In consideration of the grant of the award of RSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.5Forfeiture, Termination and Cancellation upon Termination of Service.  Subject to the provisions of the Plan, upon the Participant’s Termination of Service for any or no reason, all Restricted Stock Units which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.  Subject to the provisions of the Plan, no portion of the RSUs which has not become vested as of the date on which the Participant incurs a Termination of Service shall thereafter become vested.

In the event that, at the time of the Participant’s Termination of Service, the Participant is a party to a written employment agreement with the Company that provides for the accelerated or continued vesting of all or part of the RSUs in connection with the circumstances of the Participant’s Termination of Service, then (subject to the satisfaction of any applicable conditions to such accelerated or continued vesting as set forth in such employment agreement) the accelerated or continued vesting required under the terms of such employment agreement shall be given effect before applying the immediately preceding paragraph.  Furthermore, if such employment agreement provides for continued vesting of the all or a portion of the RSUs in such circumstances, the RSUs that would become vested after the Participant’s Termination of Service and over the applicable continued vesting period shall (subject to the satisfaction of any applicable conditions to such accelerated or continued vesting as set forth in such employment agreement) instead accelerate and be considered to have vested as of the Participant’s Termination of Service, and this provision shall control over such employment agreement.  Any RSUs that become vested pursuant to this paragraph shall be settled pursuant to Section 2.6 not later than two and one-half months following the Participant’s Termination of Service; provided that if the period of time that the Participant has to satisfy any applicable vesting conditions in his or her employment agreement with the Company (including any period of time to consider and revoke any applicable release) spans two calendar years, settlement of such RSUs shall be made within the applicable two and one-half month period but in the second of such two calendar years.

2.6Issuance of Common Stock upon Vesting.

(a)As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than thirty (30) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), or as to any RSUs that vest pursuant to the second paragraph of Section 2.5, the Company shall deliver to the Participant (or any transferee permitted under Section 3.2 hereof) a number of Shares equal to the number of RSUs subject to this Award that vest on the applicable vesting date.  Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 10.4 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.

(b)As set forth in Section 10.2 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units.  The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Restricted Stock Units or the issuance of Shares.

2.7Conditions to Delivery of Shares.  The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 10.4 of the Plan.

2.8Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.2 of the Plan.

ARTICLE III.

OTHER PROVISIONS

3.1Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2RSUs Not Transferable.  The RSUs shall be subject to the restrictions on transferability set forth in Section 10.3 of the Plan.

3.3Tax Consequences; No Advice.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto).  The Company is not providing any tax, legal or financial advice to the Participant, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares.  The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan or the RSUs.

3.4Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5Adjustments Upon Specified Events.  The Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.

3.6Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7Participant’s Representations.  In accepting the RSUs, the Participant acknowledges and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs or other awards have been granted in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)the Participant’s participation in the Plan is voluntary;

(e)the RSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or any of its Subsidiaries and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate the Participant’s employment relationship (as otherwise may be permitted under local law);

(f)unless otherwise agreed with the Company, the RSUs and any Shares acquired upon settlement of the RSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Subsidiary;

(g)the RSUs and any Shares acquired under the Plan and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services (prior to the Grant Date) for the Company, the Employer or any of their Affiliates;

(h)the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, should RSUs terminate without payment in connection with a Termination of Service before the applicable vesting date, in no event shall any portion of such RSUs be considered to have been earned (for service after the Grant Date or otherwise);

(j)for purposes of the RSUs, will be considered to experience a Termination of Service as of the date the Participant is no longer actively providing services to the Company, the Employer or any of their Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant provides services or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant provides services or the terms of the Participant’s service agreement, if any); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the RSUs (including whether the Participant may still be considered to be providing service while on a leave of absence); and

(k)neither the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States dollar that may affect the value of the RSUs or any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

In addition, if the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

3.8Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10Conformity to Applicable Laws.  The grant of the RSUs and the issuance and delivery of Shares with respect to the RSUs are subject to all Applicable Laws, rules and regulations and to such approvals by any governmental agencies or securities exchange as may be required.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law, and the Company has no liability to deliver any Shares in respect of the RSUs or make any payment unless such delivery or payment would comply with all Applicable Laws and the applicable requirements of any governmental agency, securities exchange or similar entity, and unless and until the Participant shall have taken all actions that the Company reasonably and in good faith determines are necessary in connection with the RSUs in order to comply with all such Applicable Laws, rules, and requirements.  The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all Applicable Laws, rules or requirements.

3.11Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Participant.

3.12Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.13Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14Not a Contract of Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time.

3.15Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.  This Award is intended to satisfy, and not result in any tax, penalty or interest under, Section 409A and shall be interpreted and construed consistent with such intent.

3.16Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder

3.17Data Privacy.  Without limiting the generality of any other provision of this Agreement, Section 10.8 (“Data Privacy”) of the Plan is hereby expressly incorporated into this Agreement as if first set forth herein.

3.18Additional Terms for Participants Providing Services Outside the United States. To the extent the Participant provides services to the Company in a country other than the United States, the RSUs shall be subject to such additional or substitute terms as shall be set forth for such country in Exhibit B.  If the Participant relocates to one of the countries included in Exhibit B during the life of the RSUs, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the RSUs and the Shares issued upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT B

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

ADDITIONAL TERMS AND CONDITIONS BY COUNTRY

Certain capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Plan and/or the Agreement.

TERMS AND CONDITIONS

This Exhibit B includes additional terms and conditions that govern any RSUs granted under the Plan if, under Applicable Law, you are a resident of, are deemed to be a resident of or are working in one of the countries listed below.  Furthermore, the additional terms and conditions that govern any RSUs granted hereunder may apply to you if you transfer employment and/or residency to one of the countries listed below and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

NOTIFICATIONS

This Exhibit B also includes notifications relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries to which this Exhibit B refers as of March 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the notifications herein as the only source of information relating to the consequences of your participation in the Plan because the information may be outdated when you vest in the RSUs and acquire Shares under the Plan, or when you subsequently sell Shares acquired under the Plan.

In addition, the notifications are general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you or you may be subject to the provisions of one or more jurisdictions.

ALL NON-U.S. JURISDICTIONS

NOTIFICATIONS

Insider Trading Restrictions/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You are responsible for ensuring your compliance with any applicable restrictions and you should speak with your personal legal advisor on this matter.

Foreign Asset/Account, Tax Reporting Information. Your country of residence may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received, or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside of your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. You are responsible for ensuring your compliance with such regulations, and you should speak with your personal legal advisor on this matter.

Not a Public Offering. The grant of the RSUs is not intended to be a public offering of securities in your country of employment (or country of residence, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the RSUs is not subject to the supervision of the local securities authorities.

TERMS AND CONDITIONS

Language. If you are resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. Further, you acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Agreement and any documents related to the Plan or have had the ability to consult with an advisor who is sufficiently proficient in the English language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Repatriation; Compliance with Law. You agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in your of employment (and country of residence, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and any of its Subsidiaries, as may be required to allow the Company and any of its Subsidiaries to comply with local laws, rules and/or regulations in your country of employment (and country of residence, if different). Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of employment (and country of residence, if different).

Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) AND THE UNITED KINGDOM

TERMS AND CONDITIONS

Data Privacy.  If you reside and/or work in the EU/EEA or the United Kingdom, Section 3.17 of the Agreement shall be replaced with the following:

3.17 Data Privacy.  The Company, with its principal executive offices located at 1300 W. 120th Avenue, Westminster, Colorado 80234, USA, is the controller responsible for the processing of your personal data by the Company and the third parties noted below.

(a)Data Collection, Processing and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personal information about you for the legitimate purpose of implementing, administering and managing the Plan and generally administering the RSUs, specifically, your name, home address, email address and telephone number, details of all Shares or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Personal Data”). In granting RSUs under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering RSUs and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under this Agreement and the Plan. Your refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by accepting the RSUs, you voluntarily acknowledge the Processing of your Personal Data as described herein.

(b)Stock Plan Administration Service Provider. The Company and the Employer may transfer Personal Data to E*TRADE, an independent service provider based, in relevant part, in the United States, which may assist the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share Personal Data with another company that serves in a similar manner. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving Participant’s Personal Data, if applicable, the Stock Plan Administrator provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. By participating in the Plan, the Participant understands that the Stock Plan Administrator will Process the Participant’s Personal Data for the purposes of implementing, administering and managing the Participant’s participation in the Plan.

(c)International Personal Data Transfers. The Plan and the RSUs are administered in the United States, which means it will be necessary for Personal Data to be transferred to, and Processed in the United States. When transferring Personal Data to the United States, the Company provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. You may request a copy of the appropriate safeguards with the Stock Plan Administrator or the Company by contacting your human resources representative.

(d)Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data related to the Plan, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)Data Subject Rights. To the extent provided by law, you have the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding your rights or to exercise your rights, you may contact your human resources representative. You also have the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan, in any case without cost, by contacting your human resources representative in writing. Your provision of Personal Data is a contractual requirement. You understand, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the RSUs, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, You may contact your human resources representative in writing.

AUSTRALIA

NOTIFICATIONS

Compliance with Laws. The offer of the RSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000.

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the RSUs granted under the Plan, such that the RSUs are intended to be subject to deferred taxation.

Exchange Control Information. If you are an Australian resident, exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on your behalf. If there is no Australian bank involved in the transfer, you will be required to file the report.

BRAZIL

TERMS AND CONDITIONS

Compliance with Law. By accepting the RSUs, you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the vesting of the RSUs, the sale of Shares acquired under the Plan, the payment of any dividends on such Shares.

Acknowledgement of Nature of Plan and RSUs.  In accepting this Agreement, you acknowledge (i) that you are making an investment decision, (ii) that the Shares will be issued to you only if the vesting conditions are met and any necessary services are rendered by you during the vesting period set forth in the vesting schedule, and (iii) that the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to you.

NOTIFICATIONS

Exchange Control Information. If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights exceeds US$1,000,000 on December 31 of each year. If the aggregate value exceeds US$100,000,000, at the end of each quarter, the declaration must be filed in the month following the end of each quarter.

CANADA

TERMS AND CONDITIONS

Vesting of RSUs. Notwithstanding any other provision of the Plan, Agreement or Grant Notice, in no event will the final vesting date of any RSUs granted hereunder be (and any subsequent payment and/or settlement thereof be made) later than December 31 of the third calendar year following the year of grant, and any RSUs that have not settled and/or been paid by such date will automatically expire or will accelerate and be settled and/or paid out by such date, at the sole discretion of the Company.

Language Consent.  The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (« Agreement »), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Award Payable Only in Shares. The grant of the RSUs does not give you any right to receive a cash payment, and the RSUs are payable in Shares only.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In addition, you may be required to report the acquisition of securities if the securities acquired exceeds €12,500. In case of payments in connection with securities (including proceeds realized upon the sale of Shares or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received and must be filed electronically. The form of report (Allgemeines Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for satisfying any applicable reporting obligation.

INDIA

NOTIFICATIONS

Exchange Control Information. You are required to repatriate the cash proceeds received upon the sale of Shares and receipt of any dividends and convert such proceeds into local currency within specified timeframes as required under applicable regulations. You also are required to retain the foreign inward remittance certificate as evidence of repatriation. As exchange control regulations can change frequently and without notice, you should consult your personal tax or legal advisor before selling Shares to ensure compliance with current regulations.

Foreign Asset/Account Reporting Information. You are required to declare your foreign bank accounts and any foreign financial assets (including Shares held outside India) in your annual tax return. As the reporting rules are stringent, you should consult with your personal tax or legal advisor regarding this reporting obligation.

ITALY

TERMS AND CONDITIONS

Acknowledgement of Nature of Agreement. In accepting this Agreement, you acknowledge that (1) you have received a copy of the Plan, the Agreement and this Exhibit B; (2) you have reviewed the applicable documents in their entirety and fully understand the contents thereof; and (3) you accept all provisions of the Plan, the Agreement and this Exhibit B.

For any RSUs granted, you further acknowledge that you have read and specifically and explicitly approve the terms of the Agreement.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Foreign Financial Assets Tax. The fair market value of any Shares held outside of Italy is subject to a foreign assets tax. The fair market value is considered to be the value of the Shares on the NYSE on December 31 of the applicable year in which you held the Shares (or when the Shares are acquired during the course of the year, the tax is levied in proportion to the actual days of holding over the calendar year). No tax payment duties arise if the amount of the foreign financial assets tax calculated on all financial assets held abroad does not exceed a certain threshold. You should consult with your personal tax advisor about the foreign financial assets tax.

JAPAN

NOTIFICATIONS

Foreign Asset/Account Reporting Information. You will be required to report to the Japanese tax authorities details of any assets held outside of Japan as of December 31st (including any Shares acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to include in the report details of any Shares or cash that you hold.

LUXEMBOURG

No country-specific provisions.

MEXICO

TERMS AND CONDITIONS

Acknowledgement of the Agreement.  In accepting the Award granted hereunder, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Exhibit B. You further acknowledge that you have read and specifically and expressly approve the following:

(1)Your participation in the Plan does not constitute an acquired right.

(2)The Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis.

(3)Your participation in the Plan is voluntary.

(4)The Company and its Subsidiaries are not responsible for any decrease in the value of the RSUs granted and/or the Shares issued under the Plan.

SINGAPORE

TERMS AND CONDITIONS

Restriction on Sale and Transferability. You hereby agree that any Shares acquired pursuant to the RSUs will not be offered for sale in Singapore prior to the six (6)-month anniversary of the Grant Date, unless such sale or offer is made pursuant to one or more exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

NOTIFICATIONS

Securities Law Information. The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made with a view to the RSUs being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Requirement. The Chief Executive Officer (“CEO”) and the directors (including alternate, substitute, associate and shadow directors) of a Singapore-incorporated company are subject to certain notification requirements under the Singapore Companies Act. Such CEO and directors must notify such Singapore Subsidiary in writing of an interest (e.g., RSUs, Shares, etc.) in the Company or any related company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming the CEO or a director.

SPAIN

TERMS AND CONDITIONS

Labor Law Acknowledgement.  By accepting the RSUs granted hereunder, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant any RSUs under the Plan to individuals who may be members of the Board or employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision, which is entered into upon the express assumption and condition that any RSUs granted will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis, other than as expressly set forth in the Agreement, including this Exhibit B. Consequently, you understand that the RSUs granted hereunder are given on the assumption and condition that they shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant of RSUs since the future value of the RSUs and the underlying Shares is unknown and unpredictable. In addition, you understand that any RSUs granted hereunder would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of RSUs or right to RSUs shall be null and void.

Further, the vesting of the RSUs is expressly conditioned on your continued and active rendering of service, such that if your employment terminates for any reason whatsoever, the RSUs may cease vesting immediately, in whole or in part, effective on the date of your Termination of Service. This will be the case, for example, even if (1) you are considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) you terminate service due to a change of work location, duties or any other employment or contractual condition; (4) you terminate service due to a unilateral breach of contract by the Company or a Subsidiary; or (5) your employment terminates for any other reason whatsoever. Consequently, upon your Termination of Service for any of the above reasons, you may automatically lose any rights to RSUs that were not vested on the date of your Termination of Service, as described in the Plan and the Agreement.

NOTIFICATIONS

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Appendix) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. If you acquire Shares under the Plan, you must declare the acquisition to the Direccion General de Comercio e Inversiones (the “DGCI”). If you acquire the Shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI for you; otherwise, you will be required to make the declaration by filing a D-6 form. You must declare ownership of any Shares with the DGCI each January while the Shares are owned and must also report, in January, any sale of Shares that occurred in the previous year for which the report is being made, unless the sale proceeds exceed the applicable threshold, in which case the report is due within one (1) month of the sale.

Foreign Asset/Account Reporting Information.  You are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

To the extent that you hold Shares and/or have bank accounts outside of Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, you will be required to report information on such assets in your tax return (tax form 720) for such year.  After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000 or if you sell or otherwise dispose of previously-reported Shares or accounts. If the value of such Shares and/or accounts as of December 31 does not exceed €50,000, a summarized form of declaration may be presented.

SWEDEN

TERMS AND CONDITIONS

Tax Withholding. Without limiting any other provision of the Agreement, you agree and understand that, while the Company or your Employer may wholly or partly withhold any income tax related to your participation in the Plan from your salary, you are liable for any and all income tax related to your participation in the Plan and legally applicable to you and hereby covenant to pay all such income tax not previously withheld, by the Company or your Employer, as and when requested by the Company or your Employer or by the Swedish Tax Agency.

NOTIFICATIONS

Securities Law Information. The Agreement (including its appendices), any prospectus or other document relating to the Plan shall not be considered a prospectus for the purposes of Regulation (EU) 2017/1129  and has not been approved by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) or any other regulatory authority in any member state of the European Union.

UNITED ARAB EMIRATES

NOTIFICATIONS

Securities Law Information. RSUs under the Plan are granted only to select service providers of the Company and its Subsidiaries and are for the purpose of providing equity incentives. The Plan and the Agreement are intended for distribution only to such service providers and must not be delivered to, or relied on by, any other person. You should conduct your own due diligence on the RSUs offered pursuant to this Agreement. If you do not understand the contents of the Plan and/or the Agreement, you should consult an authorized financial adviser. The Emirates Securities and Commodities Authority and the Dubai Financial Services Authority have no responsibility for reviewing or verifying any documents in connection with the Plan. Further, the Ministry of the Economy and the Dubai Department of Economic Development have not approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

TERMS AND CONDITIONS

Tax Withholding.

Without limiting any other provision of the Agreement, you agree that you are liable for all income tax (including federal, state and local taxes), social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the

“Tax Obligations”) and hereby covenant to pay all such Tax Obligations as and when requested by the Company or your Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company or your Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act, as amended from time to time), you understand that you may not be able to indemnify the Company or your Employer for the amount of income tax not collected from or paid by you, as it may be considered a loan. In the event that you are an executive officer or director and income tax is not collected from you within ninety (90) days after the end of the tax year in which the taxable event occurs, the amount of any uncollected income tax may constitute an additional benefit to you on which additional income tax and national insurance contributions (“NICs”) may be payable. You acknowledge that you are responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing your Employer for the value of any NICs due on this additional benefit, which the Company or your Employer may recover from you.

If the maximum applicable withholding rate is used, any over-withheld amount may be credited to you by the Company or your Employer (with no entitlement to the Common Stock equivalent) or if not so credited, you may seek a refund from the local tax authorities.

Joint Election. As a condition of the RSUs granted hereunder, you agree to accept any liability for secondary Class 1 National Insurance Contributions (the “Employer NICs”), which may be payable by the Company or your Employer with respect to the RSUs and/or payment of the RSUs and issuance of Shares pursuant to the RSUs, the assignment or release of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs.

Without limitation to the foregoing, you agree to make an election (the “Election”), in the form specified and/or approved for such election by HMRC, that the liability for your Employer NICs payments on any such gains shall be transferred to you to the fullest extent permitted by law. You further agree to execute such other elections as may be required between you and any successor to the Company and/or your Employer. You hereby authorize the Company and your Employer to withhold such Employer NICs.

Failure by you to enter into an Election, withdrawal of approval of the Election by HMRC or a joint revocation of the Election by you and the Company or your Employer, as applicable, shall be grounds for the forfeiture and cancellation of the RSUs, without any liability to the Company or your Employer.